Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S

We hereby consent to the inclusion in this Amendment No.1 to Registration Statement of One Universe Acquisition Corporation (the “Company”) on Form S-1 (“Registration Statement”) of our report dated September 9, 2025, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern relating to our audit of the Company’s financial statements as of August 31, 2025, and for the period from July 23, 2025 (inception) through August 31, 2025, which report appears in this Registration Statement. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Golden Ocean Fac Pac

GOLDEN OCEAN FAC PAC

Singapore

January 02, 2026